SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)

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TESSCO Technologies Incorporated
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TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland USA 21031

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
July 26, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the “Company”), will be held at our offices located at 375 West Padonia Road, Timonium, Maryland 21093, USA, on Friday, July 26, 2013 at 9:00 a.m., local time, for the following purposes:

1.	To elect six director nominees to serve on our Board of Directors, each for one-year terms ending at the Annual Meeting of Shareholders to be held in 2014 and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

3.	To act upon any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof, and any proposal presented for the adjournment of the meeting.

The Board of Directors of the Company has fixed the close of business on June 4, 2013 as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of shareholders as of the record date will be available for inspection at the Company’s corporate headquarters during business hours for a period of ten days before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 26, 2013

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet, allowing us to provide the information shareholders need, while lowering delivery and printing expenses. On or about June 14, 2013, we mailed to our shareholders a notice containing instructions on how our shareholders may access online our 2013 Proxy Statement, 2013 Annual Report to Shareholders, and Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and how our shareholders may request paper copies of these materials, and how our shareholders may direct their votes. Neither our Annual Report to Shareholders nor our Annual Report on Form 10-K constitutes soliciting materials, but provides you with additional information about the Company.

We invite your attention to each of these documents, and we invite you to attend the Annual Meeting of Shareholders, in person. If you are a shareholder of record, or a “registered holder,” meaning that you hold shares directly with Wells Fargo Shareowner Services, our transfer agent, the inspector of elections will have your name on a list, and you will be able to gain entry to the meeting with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. Shareholders holding stock in brokerage accounts, or in “street name,” will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Shareholders attending the meeting in a representative capacity will need to bring evidence of their representative status in order to gain entry.

By Order of the Board of Directors,

Aric Spitulnik
Vice President and Corporate Secretary

Hunt Valley, Maryland
June 14, 2013

EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE EITHER SUBMIT YOUR PROXY ONLINE, DIRECT YOUR VOTE VIA TELEPHONE, OR COMPLETE, SIGN AND DATE A PROXY CARD, WHICH IS AVAILABLE TO YOU ONLINE, OR UPON REQUEST, AND RETURN IT PROMPTLY TO US. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON AT THE MEETING.

TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland USA 21031

PROXY STATEMENT

INTRODUCTION
General

This Proxy Statement is made available to shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the “Company” or “TESSCO”), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders to be held at our offices located at 375 West Padonia Road, Timonium, Maryland 21093, on Friday, July 26, 2013 at 9:00 a.m., local time, and at any adjournment or postponement thereof.

Notice of Electronic Availability of Proxy Statement and Annual Report

Pursuant to the e-proxy rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. On or about June 14, 2013, we mailed to our shareholders a notice (the “E-Proxy Notice”) containing instructions on how to access online our 2013 Proxy Statement, Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and on how a proxy may be submitted over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request. Neither our Annual Report to Shareholders nor our Annual Report on Form 10-K constitutes soliciting materials, but provides you with additional information about TESSCO.

Solicitation

The solicitation of proxies is being made primarily by mail and through the internet, but directors, officers, employees, and contractors retained by the Company may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Innisfree M&A Incorporated to assist in the solicitation of proxies, at a cost to the Company for basic services of approximately $8,500. Depending upon the circumstances, the scope of services to be provided by Innisfree may expand, and cost would be expected to increase correspondingly. In addition, the Company may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.

Voting Rights and Outstanding Shares

The Board of Directors of the Company has fixed the close of business on June 4, 2013 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On the record date, 8,211,407 shares of common stock, $0.01 par value per share, of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote on each matter to be voted on at the Annual Meeting. There is no cumulative voting for the election of directors.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If there are not sufficient votes for a quorum, or if otherwise determined to be necessary or appropriate, the Annual Meeting may be adjourned or postponed from time to time, including in order to permit the further solicitation of proxies.

Your vote is important. Because most of our shareholders cannot attend the Annual Meeting in person, it is necessary for a large number to be represented by proxy. Most shareholders have a choice of directing their vote over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in a postage-paid envelope that we will provide to you upon your request. Please check the information forwarded by your bank, broker or other holder of record to see what options are available to you. The Internet and telephone proxy vote facilities for shareholders of record are scheduled to close at 11:59 p.m. Eastern Daylight Time on the business day prior to the Annual Meeting day, but may remain open or be reopened if determined to be necessary or appropriate, or in the event of any adjournment or postponement of the Annual Meeting.

A shareholder may, with respect to the election of directors, (i) vote “FOR” the election of the nominees, (ii) “WITHHOLD AUTHORITY” to vote for all nominees, or (iii) vote “FOR” the election of all nominees other than any nominee with respect to whom the shareholder withholds authority to vote. A shareholder may, with respect to each other matter specified in the notice of meeting, (i) vote “FOR” the matter, (ii) vote “AGAINST” the matter, or (iii) “ABSTAIN” from voting on the matter.

All shares of common stock entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting and not revoked, will be voted in accordance with your instructions. If no instructions are indicated, the shares of common stock represented by a properly submitted proxy will be voted in accordance with the recommendation of the Board of Directors.  The Board recommends a vote “FOR” the election of all director nominees, and “FOR” the ratification of Ernst & Young LLP as our independent registered accounting firm for fiscal 2013.

A submitted proxy may indicate that all or a portion of the shares represented by the proxy are not being voted by the shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote common stock held in street name on certain matters in the absence of instructions from the beneficial owner of the common stock. These “nonvoted shares,” i.e., shares subject to a proxy which are not being voted by a broker or other nominee with respect to a particular matter, will be considered shares not present and entitled to vote on such matter, although these shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

Revocation of Proxies

A proxy may be revoked at any time before its exercise by the filing of a written revocation with Aric M. Spitulnik, Corporate Secretary of the Company, by timely providing a later‑dated proxy (including by Internet or telephone vote), or by voting by ballot at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy, and if you are a beneficial owner of shares not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.

Required Vote

The affirmative vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon is required to approve each matter requiring the approval of shareholders, other than the vote on election of directors, which is by plurality vote. Under Delaware law, abstentions with respect to matters other than the election of directors are generally considered as shares present and entitled to vote and thus have the same effect as a vote against such matter. “Nonvoted shares” with respect to such a matter will not be considered as entitled to vote on the matter and thus will be present for purposes of determining a quorum but will not otherwise affect the determination of whether the matter is approved.

In an uncontested election, if a nominee to the Company’s Board of Directors is elected but does not receive a majority of the votes cast in his or her election, our Bylaws provide that such nominee will, within ten business days after the certification of the election results, submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will then assess the appropriateness of the continued service of such nominee and recommend to the Board the action to be taken on such tendered resignation. The Board will determine what action to take within ninety days after the date of the certification of election results.

The Board knows of no matters that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. Submission of a proxy, however, confers on the designated proxy the authority to vote the shares in accordance with their discretion on such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof. If, for example, our Board or our Chairman and President determine to direct one or more adjournments of the meeting, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote the shares represented by proxies in the event that it is determined to submit a proposal for adjournment to a vote. Proxies solicited by means of this proxy statement will be tabulated by inspectors of election designated by the Board, who will not be employees or directors of the Company or any of its affiliates.

Proposal No. 1 - ELECTION OF DIRECTORS

On January 19, 2011, our Board approved an amendment and restatement of our By-Laws to provide for the declassification of the Board, which had the ultimate effect of reducing the term for elected directors from three years to one year (and in each case until their respective successors are duly elected and qualified). The Board was previously divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, and with the directors in one class elected each year to serve for a term of three years and until their successors were duly elected and qualified.  In order to transition from a classified Board to a Board of a single class with all of its members elected annually, beginning with the 2011 Annual Meeting of Shareholders, and at each annual meeting thereafter, successors to the class of directors whose term then expires are elected to hold office for a term expiring at the next Annual Meeting of Shareholders.  As a result, beginning with the Annual Meeting this year, classification of our Board of Directors has been eliminated and all directors will be elected annually.  In May 2013, Daniel Okrent notified the Board of his intention to retire from the Board of Directors, effective upon the completion of his current term in office and the calling to order of the 2013 Annual Meeting. Therefore, Mr. Okrent has not been nominated for re-election.  The Board of Directors has decided at this time not to fill the seventh seat on the Board currently occupied by Mr. Okrent and has taken action to reduce the size of the board from seven members to six members effective as of the calling to order of the Annual Meeting.   Messrs. Baitler, Barnhill, Beletic, Konsynski, Shaughnessy and Zifferer have each been nominated by the Board for re-election at the Annual Meeting, to serve for an additional one-year term expiring at the Annual Meeting of Shareholders in 2014 and until their successors are elected and qualified. In the event that any nominee is unable or unwilling to serve, the Board may name a substitute nominee and the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends a vote “FOR” the election of each of the nominees nominated by the Board.

Set forth below is information concerning the nominees for election at the Annual Meeting.

Nominees for Director for a One-Year Term Expiring at the 2014 Annual Meeting

Robert B. Barnhill, Jr., age 69, has served as President and Chief Executive Officer of the Company since founding the business in its current form in 1982. Mr. Barnhill has been a director of the Company since 1982, and has been Chairman of the Board since November 1993.

            Mr. Barnhill is well qualified to serve as a member of our Board based on his experience as a long-standing CEO who has presided over our extensive growth.

John D. Beletic, age 61, has been a director of the Company since July 1999 and lead director since August 2008. Since November 2011, Mr. Beletic has been President and CEO of X-IO Technologies, Inc., an electronic storage company.  Mr. Beletic also serves as a venture partner with Oak Investment Partners, a position he has held since 2002. From September 2008 to December 2009, Mr. Beletic served as Chairman of Fiber Tower Inc., a provider of wireless backhaul services to mobile network carriers, where he previously served from August 2006 to September 2008 as Executive Chairman. From July 2002 to September 2004, Mr. Beletic also served as Executive Chairman of Oculan Corporation, a network monitoring and intrusion detection company. From August 1994 until December 2001, Mr. Beletic served as CEO and Chairman of the Board of PageMart Inc., a wireless messaging service, and Weblink Wireless, Inc., a communications service company. Previously, Mr. Beletic was Chairman and CEO of Tigon Corporation, a voicemail service provider, which was acquired by Ameritech Corporation, a telecommunications company. Mr. Beletic also serves as Chairman of the Board of iPass, Inc., an internet access provider.

Mr. Beletic is well qualified to serve as a member of our Board due to his extensive experience leading companies in the telecommunications industry and his experience evaluating and managing various companies during his tenure in the private equity industry.

Benn R. Konsynski, Ph.D., age 62, has been a director of the Company since November 1993. He is the George S. Craft Professor of Business Administration for Information Systems and Operations Management at the Goizueta Business School of Emory University. He is Director and founder of Emory’s Center for Digital Commerce, one of the first of its kind in the country. He was named Hewlett Fellow at the Carter Center in 1995. Prior to arriving at the Goizueta Business School, he was on the faculty at the Harvard Business School for seven years where he taught in the MBA program and several executive programs. Professor Konsynski specializes in issues of digital commerce and information technology in relationships across organizations.

Dr. Konsynski is well qualified to serve as a member of our Board based on his knowledge and expertise in technology systems and digital commerce.

Morton F. Zifferer, Jr., age 65, has been a director of the Company since November 1993. He has served as Chairman and CEO of New Standard Corporation, a privately held metal products manufacturing firm, since 1983. Mr. Zifferer and New Standard Corporation have partnered with several Fortune 500 companies globally to implement Six-Sigma continuous improvement activities and execute lean manufacturing techniques and sophisticated supply chain strategies and practices.

Mr. Zifferer is well qualified to serve as a member of our Board due to his extensive experience in providing manufacturing and supply solutions to large global companies.  Mr. Zifferer is also the Audit Committee’s financial expert.

Dennis J. Shaughnessy, age 66, has been a director of the Company since 1989. He is Chairman of the Board of FTI Consulting Inc. FTI is a leading global consulting firm with $1.6 billion in revenues with operations in 24 countries and is traded on the New York Stock Exchange with a market cap of approximately $2.0 billion. Prior to joining FTI, Mr. Shaughnessy served as General Partner of Grotech Capital Group, a private equity firm, leading its traditional industry group, managing $1.0 billion in private equity. Prior to joining Grotech, Mr. Shaughnessy had been President and CEO of CRI International, an international petroleum refining service business, which was sold to Shell Oil in 1989.

Mr. Shaughnessy is well qualified to serve as a member of our Board due to his extensive experience in leading a large global consulting firm as well as his experience evaluating and managing various companies during his tenure in the private equity industry.

Jay G. Baitler, age 66, has been a director of the Company since 2007. He served as Executive Vice President of Staples Contract Division from 2004 until his retirement in 2013. Prior to serving as Executive Vice President of Staples Contract Division, Mr. Baitler served as Mid-Atlantic Regional President and Senior Vice President, Contract Division at Staples. Prior to joining Staples in 1995, Mr. Baitler served as the Northeast Regional President at BT Office Products and President of Summit Office Supply.

Mr. Baitler oversaw significant growth at Staples, both organic and acquired, and was personally responsible for the integration of the largest acquisition in Staples’ history – the $4.4 billion acquisition of Corporate Express. He is well qualified to serve as a member of our Board due to his management, sales, marketing, procurement, business development, supply chain, vendor management, ecommerce and contract expertise.

Board Independence and Leadership Structure

The Board has determined that, other than Mr. Barnhill, each of the current directors, including the director nominees, is independent within the meaning of the Company’s director independence standards, which reflects both the NASDAQ and SEC director independence standards, as currently in effect. The four standing committees of the Board of Directors are comprised solely of independent directors with the exception of the Risk and Strategy Committee which includes Mr. Barnhill as a member.  In addition, each of the four committees is chaired by an independent director.

TESSCO believes that there are a wide array of leadership structures that could apply to many different business models and, therefore, that every company should be afforded the opportunity to determine the ideal structure for its board leadership. Leadership structures may change over time to best suit the Company’s current needs. Currently, our Chief Executive Officer, Mr. Barnhill, also serves as Chairman of the Board. The Board believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Barnhill’s crucial leadership and years of experience in the Company’s business. Serving as both Chairman of the Board and Chief Executive Officer since 1993, Mr. Barnhill has been the director most capable of effectively identifying strategic priorities, leading critical discussion and executing the Company’s strategy and business plans. Mr. Barnhill possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings company-specific experience and expertise. The Board of Directors believes that Mr. Barnhill’s combined role promotes decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees and customers. As further discussed in the “Employment Agreement/Payments upon Termination or Change of Control” section of this proxy statement, Mr. Barnhill’s current employment agreement calls for him to transition away from being Chief Executive Officer in fiscal year 2014, and to serve solely as Chairman of the Board after that time.

Beginning in fiscal year 2008, the Board established a Lead Director who is independent and is responsible for (1) assuring that the independent directors meet in executive sessions typically before and/or after each board meeting, (2) facilitating communications between other independent directors and the Chairman of the Board and Chief Executive Officer, and (3) consulting with the Chairman of the Board and Chief Executive Officer on matters relating to corporate governance and Board performance. The Lead Director is elected by our independent directors, upon the recommendation of the Nominating and Governance Committee, and his term as Lead Director runs from one Annual Meeting of Shareholders to the next Annual Meeting of Shareholders. Mr. Beletic currently serves as our Lead Director, and it is anticipated that he will continue to serve in that role until the Annual Meeting in July 2014.

Meetings and Committees of the Board

The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Risk and Strategy Committee. The membership during the last fiscal year and the function of each of the committees is described below. The Board met nine (9) times during fiscal year 2013, and during that period no director attended fewer than 75% of the total number of meetings of the Board and Committees on which that director served. The Company does not have a policy on director attendance at Annual Meetings, but all of our directors are invited and encouraged to attend Annual Meetings. All of our directors were in attendance at the 2012 Annual Meeting.

Board Committee Membership

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Risk and Strategy Committee
Jay G. Baitler	X	X		X
Robert B. Barnhill				X
John D. Beletic		X	X	X
Benn R. Konsynski	X		X
Daniel Okrent			X
Dennis J. Shaughnessy		X		X
Morton F. Zifferer	X	X	X

Audit Committee

The Audit Committee is primarily concerned with the effectiveness of the auditing efforts by the Company’s independent public accounting firm. The Audit Committee’s duties include approving the selection of the independent registered public accounting firm, reviewing both the scope of audits conducted by them and the results of those audits, and reviewing the organization and scope of the Company’s internal system of accounting and financial controls. The Audit Committee met five (5) times during fiscal year 2013. The Audit Committee also reviews and recommends to the Board updates to the Audit Committee charter, when it deems it appropriate. The Audit Committee charter was revised one time during fiscal 2013. A copy of the Audit Committee charter is available for review on our Website (www.tessco.com), under the heading “Investors.” The Board has determined that Mr. Zifferer is the Audit Committee financial expert as defined by applicable SEC rules and is “independent” with the meaning of the applicable NASDAQ Rules.

Compensation Committee

The Compensation Committee provides assistance to the members of the Board in fulfilling their responsibilities to the shareholders, potential shareholders and the investment community relating to compensation practices of the Company, including salary and other forms of compensation. The Compensation Committee’s primary duties and responsibilities are to formulate and recommend compensation policies of the Company that will enable the Company to attract and retain high-quality leadership and that are consistent with the Company’s established compensation philosophy. The Compensation Committee administers the Company’s incentive compensation plans, including the Second Amended and Restated 1994 Stock and Incentive Plan. The Compensation Committee met seven (7) times during fiscal year 2013. The Compensation Committee charter was revised one time during fiscal 2013. A copy of the Compensation Committee charter is available for review on our Website (www.tessco.com), under the heading “Investors.” Mr. Beletic currently serves as Chairman of the Compensation Committee. The Company does not employ a compensation consultant.

Nominating and Governance Committee

The Company has a Nominating and Governance Committee, the functions of which include making recommendations to the Board regarding matters and practices concerning the Board, its committees and individual directors; evaluating the current composition and governance structure of the Board and determining its future requirements; making recommendations concerning nominees for election to the Board; and appointing Directors to Board Committees and selecting Chairpersons of the Board Committees. The Nominating and Governance Committee met four (4) times during fiscal year 2011. The Nominating and Governance Committee performs other related functions and is governed by a charter, a copy of which is available for review on our Website (www.tessco.com), under the heading “Investors.” Mr. Okrent has and will continue to serve as Chairman of the Nominating and Governance Committee until the Annual Meeting.  It is contemplated that, at the meeting of the Board of Directors immediately following the Annual Meeting, a successor chairman of the Nominating and Governance Committee will be named.

The Nominating and Governance Committee has determined, in its view, that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, and have an impeccable record of and reputation for honest and ethical conduct in both his or her professional and personal activities. The Committee also examines a candidate’s specific experiences and skills, time availability, potential conflicts of interest and independence from management and the Company. While the Committee does not have a formal policy with respect to diversity, the Board believes that it is essential that the Board is comprised of members that have diverse backgrounds, skill sets, education and professional experience. The Board also follows the overall Company philosophy regarding maintaining an environment free from discrimination based upon race, color, religion, national origin, sex, age, disability, sexual orientation, marital status or any unlawful factor. Candidates may be identified through various means, including recommendations of current directors and executive officers, by the retaining third-party consultants to assist in this process, and by considering director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will consider the needs of the Board and the qualifications of the candidate. The Committee may also consider other factors it determines to be relevant, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held. For the Committee to consider a candidate, a shareholder must submit the recommendation in writing and must include the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected and nominated. The shareholder recommendation and information must be sent to the Corporate Secretary at 11126 McCormick Road, Hunt Valley, Maryland 21031. Once a potential candidate has been identified, the Committee may collect and review information regarding the candidate to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, personal contact with the candidate may be made and further review of the candidate’s accomplishments, qualifications and willingness to serve may be undertaken and compared to other candidates. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration other factors, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Risk and Strategy Committee

The Board has a Risk and Strategy Committee, the primary duties and responsibilities of which includes working closely with executive management to assess risks to the business, and capital allocation and growth strategies. Mr. Shaughnessy currently serves as Chairman of the Risk and Strategy Committee. The Risk and Strategy Committee met four (4) times during fiscal year 2013. A copy of the Risk and Strategy Committee charter is available for review on our Website (www.tessco.com), under the heading “Investors.”

Shareholder Communications with Directors

The Board recommends that shareholders initiate any communications with the Board in writing. Written communications may be directed to the Corporate Secretary. Shareholders can send communications by e-mail to corporatesecretary@tessco.com, by fax to (410) 229-1669 or by mail to Corporate Secretary, TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Board’s Role in Risk Oversight

The Board oversees the business of the Company, including CEO and senior management performance and risk management, in an effort to assure that the long-term interests of the shareholders are being served. Each committee of the Board is also responsible for reviewing Company risk exposure in the area of the committee’s responsibility and providing input to management on such risks.

Our management and Board have a process to identify, analyze, manage and report all significant risks to the Company. Our CEO and other senior managers regularly report to the Board on significant risks facing the Company, including financial, operational, competitive, legal, regulatory and strategic risks. Each of the Board committees reviews with management significant risks related to the committee’s area of responsibility and reports to the Board on such risks. The independent Board members also discuss material risks when they meet in executive session without management.

Director Compensation for Fiscal Year 2013

The current compensation program for non-management directors is designed to achieve the following goals: fairly pay directors for work required for a company of our size; align directors’ interests with the long-term interests of shareholders; and structure compensation in a simple and transparent format, which is easy for shareholders to understand.

            In consideration for services on the Board, each non-employee director of the Company is paid $25,000 per fiscal year and the Lead Director of the Company is paid $35,000 per fiscal year. In addition, each non-employee director of the Company, including the Lead Director, is paid $2,500 for each meeting of the Board and $1,000 for each meeting of a Committee of the Board that he or she attends. The director compensation table below does not include reimbursements for reasonable out-of-pocket expenses incurred in connection with attendance at Board or Committee meetings. Non-management directors are also eligible to receive Performance Stock Units, or “PSUs”, Restricted Stock Units, or “RSUs”, or other equity based awards as determined by the Compensation Committee, as described under the heading “Compensation Discussion and Analysis.”

            The following table summarizes the compensation awarded to, earned by, or paid to the Company’s non-management directors during fiscal year 2013:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value	All Other Compensation ($)	Total ($)
Jay G. Baitler	63,500	64,655	--	--	--	--	128,155
John D. Beletic	69,500	64,655	--	--	--	--	134,155
Benn R. Konsynski	56,500	64,655	--	--	--	--	121,155
Daniel Okrent	51,500	64,655	--	--	--	--	116,155
Dennis J. Shaughnessy	61,500	64,655	--	--	--	--	126,155
Morton F. Zifferer	60,500	64,655	--	--	--	--	125,155

(1)	This column represents the number of RSUs granted, multiplied by the grant date fair value (calculated as the closing price of TESSCO common stock as reported by NASDAQ on the date of grant minus the present value of dividends expected to be paid on the common stock before the RSU vests, because dividends or dividend-equivalent amounts do not accrue and are not paid on unvested RSUs), which was $19.30 per share. These shares have vested or will vest ratably on or about May 1 of 2013, 2014, 2015 and 2016, assuming that each director remains affiliated with the Company on those dates, and subject to accelerated vesting upon a change in control, election results or termination of service to the Company under certain circumstances. The shares represented by earned PSUs and by RSUs held by Mr. Okrent will fully vest and be issued to him at the time of his retirement from the Board of Directors. For a discussion of the assumptions made in the valuation of these awards, see Note 14 to the audited consolidated financial statements in the Company’s Annual Report on Form 10‑K for the fiscal year ended March 31, 2013.

Proposal No. 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending March 30, 2014, and the Company seeks ratification of such appointment by the shareholders. Ernst & Young LLP has audited our financial statements commencing with the fiscal year ended March 30, 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions.

Shareholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-laws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to approve the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our shareholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal years 2013 and 2012:

	2013	2012

Audit Fees (1)	$469,420	$475,932
Audit-Related Fees	--	17,500
Tax Fees	--	--
All Other Fees	--	--
Total	$469,420	$493,432

(1)	Audit services of Ernst & Young LLP for fiscal years 2013 and 2012 consisted of the audit of the consolidated financial statements of the Company, quarterly reviews of financial statements and advisory services on technical issues related to the audit.

Pursuant to the Company’s Audit Committee Charter, all audit services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm are pre-approved by the Audit Committee. The Committee has delegated authority to one or more members to pre-approve audit and permitted non‑audit services (including pre-approval of fees), provided that the approvals granted by such persons are reviewed with the full Audit Committee at its next scheduled meeting. All fees incurred in fiscal years 2013 and 2012 and reflected in the table above were pre-approved.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth information regarding the beneficial ownership of common stock of the Company, as of June 4, 2013 by (i) all shareholders known by the Company to beneficially own more than five percent of our common stock, (ii) each of the directors and the Chief Executive Officer and Chief Financial Officer serving during fiscal year 2013 and the other three most highly compensated executive officers at fiscal year-end 2013 (the “named executive officers”), and (iii) all directors and named executive officers as a group. Percentage of beneficial ownership is based on 8,211,407 shares of common stock outstanding on June 4, 2013.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Directors and Named Executive Officers(1):
Robert B. Barnhill, Jr. (2)	1,918,602	23.4%
Jay G. Baitler	28,163	*
John D. Beletic	83,590	1.0%
Benn R. Konsynski, Ph.D.	139,586	1.7%
Daniel Okrent	49,647	*
Dennis J. Shaughnessy	62,781	*
Morton F. Zifferer, Jr.	76,278	*
Gerald T. Garland	50,942	*
Douglas A. Rein	113,804	1.4%
Said Tofighi	65,466	*
David Young (3)	1,637	*

All Directors and Executive Officers as a group (10 persons) (4)	2,588,859	31.5%

Five Percent Shareholders:
Dimensional Fund Advisors (5)	420,077	5.1%
RBC Global Asset Management (6)	836,777	10.2%

* Less than 1% of the outstanding common stock.

(1)	Unless otherwise noted, each person exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to the shares reported. Addresses for all Directors and Named Executive Officers is c/o TESSCO Technologies, Incorporated, and 11126 McCormick Road, Hunt Valley, Maryland 21031.
(2)	Includes 327,500 shares held by Mr. Barnhill’s spouse and children and 29,250 shares held by a private charitable foundation of which Mr. Barnhill and his spouse are the sole directors. Mr. Barnhill disclaims beneficial ownership over the shares held by the foundation. Mr. Barnhill’s address is 11126 McCormick Road, Hunt Valley, Maryland 21031.
(3)	Represents shares held by Mr. Young in his 401(k) account.
(4)	Excludes David M. Young who was not an executive officer as of June 4, 2013.
(5)	Derived from Schedule 13G filed by Dimensional Fund Advisors LP as of December 31, 2012 on January 30, 2013. Dimensional’s address is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(6)	Derived from Schedule 13G filed by RBC Global Asset Management Inc. as of April 30, 2013 on May 14, 2013. RBC’s address is 100 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of TESSCO’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Robert B. Barnhill, Jr. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in TESSCO’s 2013 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee
John D. Beletic, Chairman
Jay G. Baitler
Dennis J. Shaughnessy
Morton F. Zifferer

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) of our Board of Directors (the “Board”), which is comprised entirely of independent directors, oversees our executive compensation program and determines all compensation for our executive officers. From time to time, the Committee requests recommendations from our Chief Executive Officer (“CEO”) regarding the amounts, types and structure of our executive compensation.  This section of the proxy statement focuses on the compensation program for our CEO, Chief Financial Officer (“CFO”) and three other most highly compensated executive officers, whom we refer to collectively as our “named executive officers”, or “NEOs”. Our NEOs for purposes of this Compensation Discussion and Analysis are:

2013 NEOs	Positions as of March 31, 2013 (unless noted)
Robert B. Barnhill, Jr.	President and Chief Executive Officer
David M. Young	Senior Vice President and Chief Financial Officer (no longer with TESSCO as of November 27, 2012)
Douglas A. Rein	Senior Vice President
Gerald T. Garland	Senior Vice President
Saeed Tofighi	Senior Vice President

The employment of David M. Young, who previously served as our Chief Financial Officer ended on November 27, 2012.

 TESSCO operates in the extremely competitive and rapidly changing wireless communication product and service industry.  The Committee believes that compensation programs for our NEOs should and do align the financial interests of the NEOs with those of our shareholders.  The programs are designed to attract, motivate and retain talented executives for our long-term success.

Our current executive compensation programs established by the Committee are heavily weighted to incentive compensation that is “at risk”.  The broad objectives of the programs are to:

•	Enable us to attract, retain and motivate executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of TESSCO;
•	Reward executives for the achievement of specific and overall business objectives;
•	Target compensation to be competitive with the organizations with which we compete for talent;
•	Encourage and reward both profitable growth and operating efficiency;
•	To the extent equitable and practical, deliver compensation in a tax efficient and cost effective manner;
•	Provide a rational and consistent compensation system that is well communicated and understood by the participants;
•	Tie a significant portion of compensation to the accomplishment of strategic goals and the creation of long-term shareholder value; and
•	Provide motivational programs that focus not only on compensation, but also leadership development and personal growth opportunities.

Executive Summary

During fiscal year 2013, the Company delivered record revenues for the fourth consecutive year and record earnings for the fifth consecutive year.  Revenues totaled $752.6 million, a 3% increase from the prior year and gross profits totaled $147.0 million, a 1% decrease.  This minor decrease in gross profit is entirely due to a decline in a major third party logistics (3PL) relationship with our largest customer AT&T Mobility (AT&T).   Excluding this relationship, revenues and gross profits grew 12% and 8%, respectively, over fiscal year 2012.  Because selling, general and administrative expenses declined 3%, earnings per share grew 6% over the prior year, totaling $2.15. TESSCO’s strong financial performance during fiscal year 2013 has allowed the Company to increase the return of cash to TESSCO’s shareowners through dividends. During fiscal year 2013, TESSCO increased the total amount of dividends paid by 31% over the prior fiscal year, not included a special one-time dividend paid in December 2012 of $0.75 per share.

Our executive compensation program generally includes three elements that, taken together, we believe allow us to achieve the best alignment of Company growth, long-term shareowner value and team member retention.  These elements are:

•	Base salary; and
•	Performance-based incentive programs, consisting of
o	annual cash bonus based on Company performance (called “ValueShare”), and
o	annual equity awards that, if earned, vest over a four-year period.

We strongly believe that our executives are properly motivated by appropriate base salaries and our pay for performance programs.

Components of NEO Compensation

The Company makes use of the following components for NEO compensation, which are established by the Company and approved by the Committee:

Component	Purpose	Relationship to Performance	Fixed or Performance Based	Short or Long Term
Base Salary	Is market-competitive and provides an appropriate level of fixed compensation to attract and retain executives.	Pre-set amount subject to adjustment based on individual performance.	Fixed	Short-Term
Performance-based Annual Cash Bonuses “ValueShare”	Encourages annual results that create shareholder value.	Linked to actual achievement of predetermined Company objectives.	Performance Based	Short-Term
Performance Stock Award Program	Encourages annual results that create shareholder value and provides retention incentive.	Linked to actual achievement of predetermined Company objectives. Shares, if earned, vest over a four year period.	Performance Based	Long-Term
Retirement and other benefits	Provides retention incentive and varying levels of nonperformance-based compensation.
NEO’s participate in the Company’s broad-based health and welfare, life insurance, disability and retirement programs and 401(k) Plan and Team Member Stock Purchase Plan, which are open to all of our employees.  In addition, Mr. Barnhill, the Company’s founder, Chairman and CEO, has additional retirement benefits as defined in his employment agreement.
			Fixed	Long-Term

Design

The Committee believes that a major portion of the NEO compensation should be at risk and subject to the financial performance of the Company.  The only guaranteed forms of NEO compensation are base salaries and the benefit programs (most of which are generally available to all management employees).  The remainder of the compensation must be earned through the attainment of predetermined financial performance objectives or earnings per share objectives, established and approved by the Committee.  Compensation programs are designed within a framework based on the achievement of pre-established financial targets and alignment of the financial interest of our NEOs with those of our shareholders by providing appropriate near- and long-term financial incentives that reward executives for achieving objectives designed to enhance shareholder value.

Reward Metrics

The predominant percentage of NEO compensation is at risk and performance-based.  This performance-based compensation requires the achievement of specific performance targets intended to drive shareholder value over the long-term in order for the compensation to be paid.  NEO compensation is designed to reward achievement of targeted financial results and individual performance.  Our performance metrics are based on financial metrics.  These performance metrics are regularly used by our management internally to understand, manage and evaluate our business and make operating decisions.  The following table defines each performance metric used as an executive incentive measure, and states why the metric was selected and the compensation programs which use that metric.

Metric	Definition	Why Selected	Pay Program
Earnings Per Share (“EPS”)
Earnings per share is calculated using the two-class method, under which earnings per common share are computed by dividing the sum of the distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of common shares outstanding for the period. In applying the two-class method, undistributed earnings are allocated to both common shares and participating securities based on the weighted average shares outstanding during the period.

		EPS is widely used by investors and analysts as a measure to evaluate a company’s performance.	Performance-based Annual ValueShare Performance Stock Award Program
Non-concentrated Net Profit Contribution	Pre-tax income excluding profits derived from the relationship with our largest customer (AT&T) and excluding at risk incentive compensation.	Drive growth and productivity of non-concentrated business.	Performance-based Annual ValueShare
Individual Performance Factor	Generally, a subjective assessment of the executive’s collaboration and ability to deliver bottom-line results.	This measure assesses alignment and accountability while adding an element of subjectivity and discretion.	Performance-based Annual ValueShare Performance Stock Award Program

How Compensation is Determined

Opportunity for Shareholder Feedback.  The Compensation Committee considered feedback from our shareholders regarding our executive compensation program.  The advisory vote on our overall executive compensation policies and procedures instituted last year provides shareholders with an opportunity to communicate their views on our executive compensation program on a regular basis.

At our 2012 Annual Meeting of Shareholders, our shareholders voted to approve, on an advisory (non-binding) basis, the compensation paid to the Company’s named executive officers for fiscal 2012.  We have considered this “2012 say-on-pay vote” and we believe that strong support from our sharesholders for the 2012 say-on-pay vote proposal indicates that our shareholders are supportive of our approach to executive compensation.  Thus, we have not made any material changes to our executive compensation arrangements in response to the 2012 say-on-pay vote.  At our 2012 Annual Meeting of Shareholders, our shareholders also voted in favor of the proposal to hold say-on-pay votes every third year. Accordingly, the next shareholder advisory (non-binding) vote on executive compensation will be held at the 2015 Annual Meeting of Shareholders. The next required shareholder advisory (non-binding) vote regarding the frequency interval will be held in six years at the 2018 Annual Meeting of Shareholders, or at an earlier date as determined at the discretion of the Board of Directors.

Base Salary.  Base salary is the fixed component of the NEO’s annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year.  The Compensation Committee periodically reviews base salaries for our NEOs on its own initiative and at the recommendation of the Chief Executive Officer.  In reviewing base salaries, the Compensation Committee considers each NEO’s level of responsibility, the size and complexity of their business unit, changes in duties and responsibilities, the business and financial results, the relationship among base salaries paid to others within TESSCO, and knowledge of base salaries paid by peers to comparable executives.

Mr. Barnhill’s base salary has been set by contract and cannot be reduced.  No other NEO has a base salary set by contract.

During fiscal 2013, each NEO’s salary was increased by 10%.  Prior to fiscal 2013, Messrs. Barnhill and Garland’s base salary were last increased in fiscal year 2007.  Messrs. Rein, Tofighi and Young’s base salaries were last increased in fiscal 2011.

Actual salaries paid to each NEO for our 2013 fiscal year are set forth in the Summary Compensation Table” under the heading, “Salary”.

Performance-Based Annual Cash Bonus (“ValueShare”).    ValueShare earning opportunities for each individual are expressed as a percentage of the actual base salary paid to the NEO during the fiscal year, and are determined by the Committee.  The percentages are determined by the Committee based upon the NEO’s job level and responsibilities and may vary for different officers or business units.

Early in each fiscal year, the Committee establishes specific performance objectives for the payment of ValueShare for that year. The performance objectives for each year are aligned with TESSCO’s growth and diversification strategies and have included: earnings per share, non-concentrated net profit contribution, unit/segment results, customer growth, productivity measurements (i.e. net income as a percentage of revenues) and returns (i.e. return on assets). For fiscal 2013, all performance objectives were annual targets, but in past years there has been a mix of quarterly and annual targets.  When establishing performance goals for a given period, the Committee reviews and discusses TESSCO’s business and financial plans for that year and key underlying assumptions, expectations under then-existing and anticipated market conditions, and the opportunity to generate shareholder value.  Based on these and other factors, the Committee establishes the performance targets for purposes of ValueShare.

Generally, following the close of each fiscal year (or other measurement period when applicable), the Committee determines whether the performance objectives for the period have been achieved and evaluates and then rates the individual performance of each of the NEOs for purposes of ValueShare.  This individual rating may increase or decrease the final ValueShare amount for an NEO.  The Committee evaluates each NEO’s leadership skills and contribution by considering a variety of factors, including collaboration within the organization and the individual’s ability to drive bottom-line results.

Actual cash bonus payments for 2013 fiscal year are set forth in the Summary Compensation Table for 2013 Fiscal Year under the heading “Non-Equity Incentive Plan Compensation.”

Performance Stock Award Program and other Equity Incentives.  TESSCO’s Performance Stock Award Program is designed to reward the achievement of business objectives that benefit stockholders, and to help retain a successful and tenured management team.  The Committee believes that providing equity based rewards to senior leaders and key contributors who are responsible for developing and executing TESSCO’s growth strategies is in the best interests of all shareholders.  Beginning in fiscal year 2005, the Committee determined that moving equity based compensation away from stock options to performance-based and time-vested stock grants is generally more aligned with long-term shareholder interests.  The Committee has not granted stock options since May 2003 and no options were outstanding at the end of fiscal year 2013. The Company has granted Performance Stock Units (PSUs) to its NEOs and other key contributors in each fiscal year beginning in fiscal year 2005.  In August 2006, the Committee also made a restricted stock grant to our Chief Executive Officer in connection with his then new employment agreement, as discussed further below.

Similar to ValueShare, the Committee establishes specific performance objectives for the earning of shares under PSU awards.  While those goals need not be the same as those established for ValueShare, they are generally established on the basis of the same criteria and after similar consideration.  However, the sole company performance metric for PSUs granted to date has been annual earnings per share, with the Committee typically establishing “threshold” and “target” earnings per share thresholds for each measurement year.  No shares are earned if the “threshold” is not met, and a maximum number of shares are earned if the “target” threshold is met, all consistent with the desire of the Committee to incent the executive officers to increase earnings per share for the benefit of all shareholders.  As with ValueShare, each executive officer’s performance is evaluated and rated by the Committee, and this rating may increase or decrease the final number of shares earned, but in no circumstances can the number of shares earned exceed the number of PSUs granted.

Due to the inherent difficulties in predicting earnings per share performance over a period longer than one year, PSUs have typically been granted with one year measurement periods, with any shares earned on the basis of performance during that period vesting over a four-year period, provided that the executive remains employed by the Company at the respective vesting dates.  The Committee believes this appropriately rewards the executive for company performance and presents a retention incentive.

Similar to ValueShare, following the close of each fiscal year, the Compensation Committee determines whether and to what extent the performance thresholds have been met for PSU purposes.  When considering whether earnings per share performance thresholds have been met, the Committee considers the impact of these awards and payments under ValueShare.

The Compensation Committee believes that our PSU program is working to align the efforts of recipients toward increasing earnings and maximizing shareholder value, and rewarding recipients only upon achievement of pre-defined performance goals. The Compensation Committee endeavors to set the performance goals in alignment with shareholder interests and believes generally that the full earning of annual PSU grants should be contingent on not only growing the Company’s business, but also on producing superior results. We believe the fact that just over half of the PSUs granted since the inception of the PSU program in the aggregate were earned is clear testimony to this view – see table below.

Fiscal Year	PSUs Granted	PSUs Earned	PSUs Not earned	% of PSUs Earned
2013	156,200	107,573	48,627	69%
2012	260,000	250,200	9,800	96%
2011	274,500	127,379	147,121	46%
2010	396,000	385,500	10,500	97%
2009	412,500	283,680	128,820	69%
2008	282,000	--	282,000	0%
2007	342,000	327,807	14,193	96%
2006	372,292	127,680	244,612	34%
2005	1,403,439	413,632	989,807	29%
Total/Average	3,898,931	2,023,451	1,875,480	52%

Following is a summary of the threshold, target and actual earnings per share amounts associated with the grant of PSU awards for each of the previous eight years, and the threshold and target earnings per share levels used for the PSUs granted to the NEOs and other key members of management in May 2013 (for the fiscal year 2014 measurement period). In each year, the PSU target required to earn all PSU’s granted has been set at a higher level than the previous year actual EPS.

Fiscal Year	PSU Threshold	PSU Target	Actual EPS
2014	$1.80	$2.30	n/a
2013	1.80	2.30	2.15
2012	0.85	1.50	2.03
2011	1.27	1.50	1.27
2010	0.67	0.93	1.19
2009	0.73	1.15	0.82
2008	0.83	1.03	0.58
2007	0.44	0.55	0.77
2006	0.53	0.67	0.53

In addition to PSUs, the Company has utilized restricted stock awards from time-to-time as additional compensation for certain key executives.  During fiscal year 2007, the Company made a restricted stock award for 225,000 shares to Mr. Barnhill, the restrictions under which lapse ratably over a period of ten fiscal years following the grant assuming that Mr. Barnhill remains affiliated with the Company, or earlier upon a change in control or in certain other specified circumstances. As of March 31, 2013, the restrictions had lapsed in respect of 167,500 shares covered by the restricted stock award, leaving 67,500 shares still subject to risk of forfeiture.

Retirement and Other Benefits.  The key retirement and other benefits provided to TESSCO’s NEOs, where applicable, are described below.

•	Executive Life and Long-term Care Insurance. NEOs, excluding Mr. Barnhill, are provided life insurance benefits with coverage of $500,000, including the option to accelerate up to 100% of this death benefit to be used for long-term care expenses. Mr. Barnhill is paid certain amounts in lieu of life insurance (see the Summary Compensation Table for 2013 Fiscal Year for more information). Mr. Barnhill also is eligible to receive up to $500,000 in long-term care expenses.

•	Supplemental Long-Term Disability. If an NEO should become disabled and unable to work for a period lasting more than 90 days, this benefit will provide an additional level of income not covered by our group long-term disability plan. The group long-term disability plan provides coverage for up to two-thirds of salary and bonus, up to a maximum base salary of $144,000. See the “Potential Payments Upon Termination or Change in Control” section below for details on each executive’s current disability coverage.

•	Excess Liability Insurance. NEOs are provided with excess liability coverage of up to $20,000,000 for Mr. Barnhill and up to $10,000,000 for each of the remaining NEOs.

•	Supplemental Executive Retirement Plan (SERP). Mr. Barnhill has been provided a supplemental executive retirement plan, that will provide Mr. Barnhill (and his spouse if so elected) with a $75,000 annual pension benefit payable upon his retirement or termination of employment for reasons other than cause (as defined in his employment agreement).

•	401(k) Plan and Team Member Stock Purchase Plan. NEOs are also eligible to participate in our 401(k) and Team Member Stock Purchase Plan, which are both open to all employees.

Executive Perquisites.  The Compensation Committee believes that it has taken a conservative approach to perquisites.  Mr. Barnhill is provided with golf and social club memberships, used primarily for corporate development and business generation purposes.  See the “Summary Compensation Table” for an itemized disclosure of perquisites for Mr. Barnhill.  Each of the other named executive officers were the beneficiaries of minor perquisites in fiscal year 2013, which totaled less than $10,000 for each. The Committee has considered these perquisites and has determined them to be reasonable and appropriate.

Fiscal 2013 Compensation

This section provides an explanation and analysis of the decision-making behind the compensation provided to NEOs for 2013.

1.	Base Salary. Prior to fiscal 2013, Messrs. Barnhill and Garland’s base salary were last increased in fiscal year 2007 and Messrs. Young, Rein, Tofighi’s and Mr. Young’s base salaries were last increased in fiscal 2011. Given the very strong earnings results achieved in fiscal 2012, the Committee granted each NEO a 10% increase in their annual salaries commencing in fiscal 2013. The Committee believes that this relatively modest increase and the length of time since each NEO’s last salary increase is consistent with the Committee’s philosophy of heavily weighting total NEO compensation toward “at-risk” incentive compensation.

2.	Performance-based Annual Cash Bonuses, or “ValueShare”. At the beginning of the fiscal year, the Committee established various annual performance targets for the purposes of ValueShare. ValueShare earning opportunities for each individual are expressed as a percentage of the actual base salary paid to the NEO during the fiscal year, and are determined by the Committee. The ValueShare earning opportunity for fiscal 2013 was, and for fiscal 2014 is, 100% for Mr. Barnhill and 65% for Messrs. Garland, Rein and Tofighi. Mr. Young’s Value Share earning opportunity for fiscal 2013 was 65%.

In fiscal 2013, ValueShare had two components of annual performance targets:

a)	overall earnings per share ~~-~~ comprised 35% of each NEO’s opportunity
b)	non-concentrated net profit contribution ~~-~~ comprised 65% of each NEO’s opportunity.

            The Compensation Committee determined that for 2013 (as it was for fiscal 2012) it was appropriate to focus the majority of the ValueShare opportunity on non-concentrated net profit contribution (defined as pre-tax income excluding profits derived from the relationship with our largest customer (AT&T) and excluding at risk incentive compensation) in order to drive the growth and productivity of the core business.   These components are reviewed separately and, depending on the level of target achievement, each component is multiplied by a factor of between 0% and 125%.  Additionally, to further incent operating margin improvement in our non-concentrated business, the second component above, if achieved, can be factored up (to 110%) or down (to 90%) based on actual performance vs. pre-established targets.  Finally, each NEO’s individual performance is subjectively assessed by the Committee, with input from the CEO, where applicable, and assigned an individual performance factor between 0% and 125%.  The individual performance factor is then multiplied by the output of the previously described components. Fiscal year 2013 performance, whether including or excluding our largest customer, was very strong compared to prior years and compared to the targets established by the Committee at the beginning of the year.  As a result, the fiscal 2013 ValueShare amounts earned by the NEOs were approximately 93% of the target for each NEO, with the exception of Mr. Young.

3.	Performance Stock Award Program and other Equity Incentives. For fiscal year 2013, the Committee decided to continue the practice of granting the NEOs annual long-term incentive awards, called Performance Stock Units or “PSUs”. The Committee began the practice of issuing PSUs in fiscal 2005, when it moved away from granting stock options, and has granted PSUs in every year since. Similar to ValueShare, the Committee established specific 2013 performance objectives for the earning of shares pursuant to the PSUs. The 2013 threshold and target earnings per share targets were set at $1.80 and $2.30, respectively (fiscal year 2012 earnings per share were $2.03). Shares earned under PSU awards can be factored up (to 125%) or down (to 0%) based on the individual performance factor for each executive, but in no circumstances can the number of shares earned under each PSU award be greater than the amount of PSUs granted pursuant to the award. For PSU’s granted in early fiscal year 2013, 78% were earned following the close of fiscal 2013 based on fiscal year 2013 results (since the inception of the Performance Stock Award plan in fiscal 2005 and including fiscal 2013, on average 52% of annual PSU awards are earned – see table above under the heading “Performance Stock Award Program and other Equity Incentives”). Once earned based on performance, the shares vest ratably in four installments, commencing on or about May 1 following the close of the measurement year and continuing on or about May 1 of the next three years provided the participant remains employed by or affiliated with the Company on these dates, but subject to acceleration upon the occurrence of certain events. Hence, the PSU awards also encourage continued employment with the Company. The committee believes that Performance Stock Awards in the form of PSUs are the most effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders.

4.	Retirement and other Benefits. The Compensation Committee has determined that providing retirement, severance and other benefits is necessary to remain competitive and to further the goals of the Committee in attracting, retaining and motivating executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of the Company. The NEOs are also eligible to participate in the same medical, dental and similar welfare benefit programs that are available to our other employees.

Internal Revenue Code Section 162 (m) Policy

The Committee considers the anticipated tax treatment to TESSCO and to the NEOs when reviewing the executive compensation and other compensation programs.  While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy and objectives.  The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.  In addition, the Committee reserves the right to use its judgment to award compensation to the NEOs, that may be subject to the deduction limit when the Committee believes that such compensation is appropriate, consistent with the Committee’s philosophy and in TESSCO’s and TESSCO’s shareholder’s best interest.

The Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Code Section 162(m).  It is believed that both the short-term and long-term incentive compensation awarded by the Company is fully deductible as performance-based compensation.  Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Code Section 162(m).

The compensation that we pay to the NEOs is expensed in our financial statements as required by U.S. generally accepted accounting principles.  As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation.

Risk Considerations

The Compensation and Audit Committees periodically consider the risks associated with the structure of the Company’s executive compensation plans. The Committees regularly review the various compensation programs, identify plan design features that could potentially encourage imprudent risk taking for short-term gain, and assess the presence or absence of controls that mitigate potential risks. The Committees believe that the Company’s overall control environment is strong and that executive compensation programs have a number of risk mitigation factors, including:

•	All incentive compensation programs (cash and equity) are entirely based on the achievement of corporate-wide strategic and financial performance objectives;
•	A significant portion of executive compensation is comprised of equity awards that vest over an extended period, usually four years;
•	No stock options are outstanding, no stock options have been granted since 2003 and we currently have no intention of granting stock options in the future; Instead, our equity awards are mostly in the form of performance-based stock units, and restricted stock units, to a lesser extent.

Based on this review, the Committees, with the concurrence of the full Board of Directors, believe that the risks associated with the Company’s compensation policies and practices are not reasonably likely to result in a material adverse effect on the Company.

  Stock Plan

The Company’s Second Amended and Restated 1994 Stock and Incentive Plan, or the 1994 Plan, is currently the sole equity compensation plan under which we make grants and awards. All PSU awards have been made under the 1994 Plan.  The Committee and the Board believe that the ability to offer equity compensation incentives to eligible participants in the 1994 Plan, and particularly to our current and prospective senior management, is of paramount importance to our long-term success. The 1994 Plan, as currently in effect, provides for the grant or award to regular full-time employees (including officers) and non-employee directors of stock options, stock appreciation rights, restricted stock, restricted stock units and other performance awards, which may be denominated in shares of common stock or other securities of the Company.

            The maximum number of shares of common stock issued or issuable at any time pursuant to awards granted under the 1994 Plan is 3,553,125, subject to further adjustment from time to time to reflect future stock splits and other similar events.  As of June 4, 2013, there were 447,430 shares of common stock available for future awards under the 1994 Plan. The shares of common stock underlying any awards granted under the 1994 Plan that either expire or are terminated or cancelled for any reason, without the issuance of the shares or payment in accordance with the terms of the corresponding award agreement, are returned to the pool of shares available for future awards under the 1994 Plan.

            In addition, the Company maintains the Team Member Stock Purchase Plan. This plan permits eligible employees to purchase up to an aggregate of 450,000 shares of the Company’s common stock at 85% of the lower of the market price on the first day of a six-month period and the market price on the last day of that same six-month period. During fiscal year 2013, an aggregate of 11,009 shares were sold to employees under this plan. The number of shares of common stock available under this plan as of June 4, 2013 was 255,872.

Equity Compensation Plan Information

The following table sets forth information as of March  31, 2013, the last day of the Company’s fiscal year 2013, with respect to the Second Amended and Restated 1994 Stock and Incentive Plan, Team Member Stock Purchase Plan, and options granted pursuant to other compensation arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	578,079 (1)	n/a (2)	792,175 (3)

(1)	Includes the non-vested portion of the restricted stock grant made to Mr. Barnhill (67,500 shares), the non-vested portion of the restricted stock units, or RSUs, made to various non-executive employees and non-employee directors (54,600 shares), and an aggregate of 455,979 shares of common stock subject to issuance pursuant to performance stock units, or PSUs, in each case granted pursuant to the 1994 Plan. Of the 455,979 shares subject to issuance pursuant to PSUs, 420,852 shares have been earned and will be issued ratably over the remaining term of the corresponding PSU, on or about May 1, 2013, 2014, 2015 and 2016, as applicable, in each case provided that the respective participants remain employed by or associated with the Company on each of these issue dates, subject however, to accelerated vesting upon a change in control or termination of service under certain circumstances. The remaining 35,127 shares were not earned on the basis of fiscal year 2013 performance and were cancelled in May 2013. This amount does not reflect additional PSUs issued on May 14, 2013, after our fiscal year-end 2013, which provide the executive officers and certain other employees with the opportunity to earn up to an aggregate of 109,000 additional shares of common stock on the basis of fiscal year 2014 Company and individual performance. These PSUs, if earned on the basis of fiscal 2014 performance, will vest ratably in four installments, commencing on or about May 1 following the close of the measurement year and continuing on or about May 1 of the next three years provided that the respective employees remain employed by the Company (or meet other criteria as prescribed in the applicable award agreement). This amount also does not include an additional 15,000 RSUs (also issued on May 3, 2013) which provide non-employee directors with the opportunity to have issued to them at a later date, upon vesting, up to an aggregate of 15,000 shares of the Company’s common stock over a four year period, provided that the respective participants remain associated with the Company (or meets other criteria as prescribed in the applicable award agreement).
(2)	Does not reflect any impact for shares issuable pursuant to PSUs, RSUs or restricted stock, as these instruments do not include an exercise price.
(3)	Includes 255,872 shares of common stock available for purchase under the Team Member Stock Purchase Plan and 536,303 shares remaining available for issuance pursuant to future awards under the 1994 Plan. This amount does not reflect the 109,000 PSUs or the 15,000 RSUs issued on May 14, 2013, after our fiscal year-end 2013, as described in footnote (1) above. This amount also does not reflect the 35,127 PSUs that were cancelled in May 2013 and subsequently added back to the number of shares available for future award under the 1994 Plan.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer and Chief Financial Officer during fiscal years 2013, 2012 and 2011, and the Company’s other three most highly compensated executive officers at each fiscal year end (the “named executive officers”). Mr. Young’s employment with the Company ended on November 27, 2012.    All equity awards made in fiscal year 2013 were “at risk” at the time of award, meaning that the underlying shares could be earned only to the extent that the Company achieved certain financial targets in fiscal 2013.  Historically, over the last eight fiscal years, 52% of the at-risk equity awards made by the Company have been earned.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value		All Other Compensation		Total (20)

Robert B. Barnhill Jr.,	2013	$643,846	$279,850		$598,093	$71,295	(4)	$266,558	(5)	$1,859,647
Chairman of the	2012	600,000	257,400	$--	976,988	146,766	(4)	190,168	(6)	2,171,322
Board,	2011	600,000	409,275	--	310,846	64,597	(4)	187,122	(7)	1,385,250
President and Chief Executive Officer

Gerald T. Garland,	2013	321,923	260,550	--	194,380	--		25,895	(8)	802,748
Senior Vice President,	2012	300,000	237,600	--	317,521	--		28,681	(9)	883,802
Product , Lines of	2011	300,000	325,013	--	102,191	--		22,671	(10)	749,875
Business

Douglas A. Rein,	2013	295,096	260,550	--	178,182	--		15,204	(11)	749,032
Senior Vice President,	2012	275,000	237,600	--	291,061	--		16,380	(12)	820,041
Performance Systems	2011	272,116	325,013	--	93,40	--		14,179	(13)	704,748
and Operations

Said Tofighi,	2013	295,096	260,550	--	178,182	--		15,595	(14)	749,423
Senior Vice President,	2012	275,000	237,600	--	291,061	--		14,170	(15)	817,831
Global Manufacturer	2011	272,116	325,013	--	93,303	--		16,170	(16)	706,602
Supply Chain and Ventev Innovations

David M. Young,	2013	202,019	260,550		102,245	--		508,549	(17)	1,073,363
Senior Vice President,	2012	275,000	237,600	--	291,061	--		34,893	(18)	838,554
Chief Financial	2011	272,116	325,013	--	93,957	--		12,004	(19)	703,090
Officer and Corporate Secretary

(1)	This column represents the number of PSUs granted, without regard to the number of PSUs actually earned, multiplied by the grant date fair value (calculated as the closing price of TESSCO common stock as reported by NASDAQ on the date of grant minus the present value of dividends expected to be paid on the common stock before the PSU vests, because dividends or dividend-equivalent amounts do not accrue and are not paid on unvested PSUs). The grant date fair value of PSUs for fiscal years 2013, 2012 and 2011 was $19.30, $9.90 and $15.06, respectively. These grant date fair value determinations reflect the FASB standard on stock compensation, which is the valuation method adopted by the SEC, and are not intended to represent the actual value of stock awards issued to the named executive officer. In fiscal year 2011, each of the named executive officers earned 50 percent of the PSUs granted to him, and therefore the grant date fair value of PSUs actually earned is 50 percent lower than the amount shown in the table above. The grant date fair value of PSUs actually earned in fiscal year 2011 was $204,638 for Mr. Barnhill and $162,507 for each of Messrs. Garland, Rein, Tofighi and Young. In fiscal year 2012, each named executive officer earned 100 percent of the PSUs granted to him, and therefore the grant date fair value of PSUs actually earned by each is equal to the amount shown for each in the table above. In fiscal year 2013, each named executive officer, other than Mr. Young, earned 78 percent of the PSUs granted to him, and therefore the grant date fair value of PSUs actually earned by each of them is 22 percent lower than the amount shown for each in the table above. The grant date fair value of PSUs actually earned in fiscal year 2013 was $216,893 for Mr. Barnhill and $201,936 for each of Messrs. Garland, Rein and Tofighi. Because Mr. Young was not employed by the Company at the end of fiscal year 2013, no PSUs were earned by him at that time. For a discussion of the assumptions made in the valuation of these awards see Note 14 to the audited consolidated financial statements in the Company’s Annual Report on Form 10‑K for the fiscal year ended March 31, 2013.
(2)	This column represents the aggregate grant date fair value of stock option awards, computed in accordance with the FASB standard on stock compensation. No stock options were granted in fiscal year 2011, 2012 or 2013.
(3)	Represents cash bonuses paid pursuant to the Company’s ValueShare.
(4)	Represents the change in Mr. Barnhill’s Supplemental Executive Retirement Plan for the applicable fiscal year. This amount reflects the Company’s accounting expense for this plan and does not necessarily correspond to the actual value that will be recognized by Mr. Barnhill.
(5)	Includes: (i) premiums in the amount of $12,500 for a life insurance policy; (ii) payments in the amount of $65,000 made to Mr. Barnhill in lieu of split-dollar insurance policy cancelled in 2003; (iii) $3,750 allocated to Mr. Barnhill’s Retirement Savings Plan account; (iv) premiums of $7,842, $16,832 and $3,550 for long-term care insurance, supplemental long-term disability coverage, and excess liability coverage, respectively; (v) payments of $132,300 for dividends paid on non-vested shares of restricted stock; and (vi) $24,784 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes. Total membership fees included annual dues of $15,100 paid to a club that requires that specific individuals be designated as members, even though this is a corporate membership. In 2013, Mr. Barnhill was designated as a member.
(6)	Includes: (i) premiums in the amount of $12,500 for a life insurance policy; (ii) payments in the amount of $65,000 made to Mr. Barnhill in lieu of split-dollar insurance policy cancelled in 2003; (iii) $2,919 allocated to Mr. Barnhill’s Retirement Savings Plan account; (iv) premiums of $7,842 and $16,832 for long-term care insurance and supplemental long-term disability coverage, respectively; (v) payments of $61,875 for dividends paid on non-vested shares of restricted stock; and (vi) $23,200 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes. Total membership fees include annual dues of $14,600 paid to a club that requires that specific individuals be designated as members, even though this is a corporate membership. In 2012, Mr. Barnhill was designated as that member.
(7)
Includes: (i) premiums in the amount of $12,500 for a life insurance policy; (ii) payments in the amount of $65,000 made to Mr. Barnhill in lieu of split-dollar insurance policy cancelled in 2003; (iii) $7,070 allocated to Mr. Barnhill’s Retirement Savings Plan account; (iv) premiums of $8,115 and $15,737 for long-term care insurance and supplemental long-term disability coverage, respectively; (v) payments of $54,000 for dividends paid on non-vested shares of restricted stock, and (vi) $24,700 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes. Total membership fees included annual dues of $14,700 paid to a club that requires that a specific individual be designated as the member, even though this is a corporate membership. In 2011, Mr. Barnhill was designated as that member.

(8)	Represents $3,750 allocated to Mr. Garland’s Retirement Savings Plan Account, $8,536 in premiums for supplemental life insurance and long-term care coverage, $12,256 in premiums for supplemental long-term disability coverage, and $1,350 for excess liability coverage.
(9)	Represents $3,675 allocated to Mr. Garland’s Retirement Savings Plan Account, $1,655 in premiums for supplemental life insurance coverage, $11,095 in premiums for long-term care insurance and $12,256 in premiums for supplemental long-term disability coverage.
(10)	Represents $4,638 allocated to Mr. Garland’s Retirement Savings Plan Account, $2,940 in premiums for supplemental life insurance coverage, $2,838 in premiums for long-term care insurance and $12,255 in premiums for supplemental long-term disability coverage.
(11)	Represents $3,750 allocated to Mr. Rein’s Retirement Savings Plan Account, $4,728 in premiums for supplemental life insurance and long-term care coverage, $5,376 in premiums for supplemental long-term disability coverage and $1,350 for excess liability coverage.
(12)	Represents $3,146 allocated to Mr. Rein’s Retirement Savings Plan Account, $835 in premiums for supplemental life insurance coverage, $7,023 in premiums for long-term care insurance and $5,376 in premiums for supplemental long-term disability coverage.
(13)	Represents $4,552 allocated to Mr. Rein’s Retirement Savings Plan Account, $1,675 in premiums for supplemental life insurance coverage, $2,575 in premiums for long-term care insurance and $5,377 in premiums for supplemental long-term disability coverage.
(14)	Represents $3,750 allocated to Mr. Tofighi’s Retirement Savings Plan Account, $855 in premiums for supplemental life insurance coverage, $2,427 in premiums for long-term care insurance, $7,213 in premiums for supplemental long-term disability coverage and $1,350 for excess liability coverage.
(15)	Represents $3,675 allocated to Mr. Tofighi’s Retirement Savings Plan Account, $855 in premiums for supplemental life insurance coverage, $2,427 in premiums for long-term care insurance and $7,213 in premiums for supplemental long-term disability coverage.
(16)	Represents $4,552 allocated to Mr. Tofighi’s Retirement Savings Plan Account, $1,705 in premiums for supplemental life insurance coverage, $2,700 in premiums for long-term care insurance and $7,213 in premiums for supplemental long-term disability coverage.
(17)	Represents $499,125 in payments made to Mr. Young upon and on account of the circumstances of his separation, $3,750 allocated to Mr. Young’s Retirement Savings Plan Account, $3,201 in premiums for supplemental life and long-term care insurance coverage, $1,123 in premiums for supplemental long-term disability coverage and $1,350 for excess liability coverage.
(18)	Represents $3,675 allocated to Mr. Young’s Retirement Savings Plan Account, $450 in premiums for supplemental life insurance coverage, $5,241 in premiums for long-term care insurance and $3,967 in premiums for supplemental long-term disability coverage. Also includes $21,560 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes. Total membership fees included annual dues of $14,600 paid to a club that requires specific individuals be designated as members, even though this is a corporate membership. In 2012, Mr. Young was designated as that member.
(19)	Represents $4,627 allocated to Mr. Young’s Retirement Savings Plan Account, $1,097 in premiums for supplemental life insurance coverage, $2,313 in premiums for long-term care insurance, $3,967 in premiums for supplemental long-term disability coverage.
(20)	In fiscal year 2013, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was 67% for Mr. Barnhill, 64% for Mr. Garland, 63% for Messrs. Rein and Tofighi and 28% for Mr. Young. In fiscal year 2012, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was 73% for Mr. Barnhill, 70% for Mr. Garland, 69% for Messrs. Rein and Tofighi and 68% for Mr. Young. In fiscal year 2011, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was 66% for Mr. Barnhill, 54% for Mr. Garland, 52% for Messrs. Rein, Tofighi and Young.

Grants of Plan-Based Awards in Fiscal Year 2013

The following table provides information about cash and equity awards granted to or earned by the named executive officers for fiscal year 2013.  All of the equity grants have been made under the Company’s Amended and Restated 1994 Stock and Incentive Plan.  Grants of non-equity incentive plan awards are made under the Company’s ValueShare Plan.

		Estimated Possible Cash Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)
Name	Grant Date	Threshold	Target	Maximum	Threshold (2)	Target (2)	Grant Price of Awards (3)	Full Grant Date Fair Value (4)
Robert B. Barnhill Jr.	5/3/2012	$265,587	$643,846	$1,071,400
5/3/2012					3,625	14,500	$19.30	$279,850

Gerald T. Garland	5/3/2012	86,316	209,250	348,205
5/3/2012					3,375	13,500	19.3	260,550

Douglas A. Rein	5/3/2012	79,123	191,813	319,188
5/3/2012					3,375	13,500	19.3	260,550

Said Tofighi	5/3/2012	79,123	191,813	319,188
5/3/2012					3,375	13,500	19.3	260,550

David M. Young	5/3/2012	79,123	191,813	319,188
5/3/2012					3,375	13,500	19.3	260,550

(1)	Represents possible payouts under ValueShare. If actual fiscal year 2013 results had not reached the threshold level, actual payouts would have been $0 to each of the named executive officers. Actual payouts related to fiscal year 2013 were $598,093 for Mr. Barnhill, $194,380 for Mr. Garland, $178,182 for Messrs. Rein and Tofighi and $102,245 for Mr. Young. See “Compensation Discussion and Analysis” for more information on ValueShare.
(2)	The target column represents the number of shares available to be earned under Performance Stock Units, or PSUs, awarded to each named executive officer in fiscal year 2013. If the threshold earnings per share was not achieved, no shares would have been earned by the named executive officers. Actual fiscal year 2013 earnings per share exceeded the threshold earnings per share, but not the target earnings per share. Actual earned shares for fiscal year 2013 were 11,238 for Mr. Barnhill, 10,463 for Messrs. Garland, Rein and Tofighi and 0 for Mr. Young, who was not employed by the Company at the end of the fiscal year. These shares vest and are paid in equal installments on or about May 1 of 2013, 2014, 2015 and 2016, provided the recipient remains employed by or associated with the Company on each of these dates, subject, however, to accelerated vesting upon a change in control or termination of service under certain circumstances. Achievement of all earnings per share targets is determined only after taking into account the expense associated with payment under the PSU awards. In no instances can the maximum payout exceed the number of shares represented by the number of PSUs identified in the target column.
(3)
This column represents the grant date fair value of PSUs (calculated as the closing price of TESSCO common stock as reported by NASDAQ on the date of grant minus the present value of dividends expected to be paid on the common stock before the PSU vests, because dividends or dividend-equivalent amounts do not accrue and are not paid on unvested PSUs).

(4)	This column represents the grant date fair value per PSU multiplied by the target number of shares.

Outstanding Equity Awards at 2013 Fiscal Year End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)
Robert B. Barnhill Jr.				67,500	(2)	$1,460,700
				9,375	(3)	202,875
				6,374	(4)	137,933
				19,500	(5)	421,980
				11,238	(6)	243,190

Gerald T. Garland				7,500	(3)	162,300
				5,063	(4)	109,563
				18,000	(5)	389,520
				10,463	(6)	226,419

Douglas A. Rein				7,500	(3)	162,300
				5,063	(4)	109,563
				18,000	(5)	389,520
				10,463	(6)	226,419

Said Tofighi				7,500	(3)	162,300
				5,063	(4)	109,563
				18,000	(5)	389,520
				10,463	(6)	226,419

David M. Young				--		--

(1)	There are no outstanding options as of March 31, 2013.
(2)	Represents a grant on August 25, 2006 of a restricted stock award for 225,000 shares of common stock. These shares vest ratably based on service over ten fiscal years, beginning on the last day of fiscal year 2007 and ending on the last day of fiscal year 2016, subject, however, to the terms applicable to the award, including terms providing for possible acceleration of vesting or forfeiture. Accordingly, 22,500 shares vested on April 1, 2007, March 30, 2008, March 29, 2009, March 28, 2010, March 27, 2011, April 1, 2012 and March 31, 2013, leaving a remaining balance of 67,500 shares not vested on March 31, 2013.
(3)	Relates to a PSU award made April 24, 2009 which has a four year vesting period. The non-vested shares vested in May, 2013.
(4)	Relates to a PSU award made April 23, 2010 which has a four year vesting period. The non-vested shares have vested or will vest, as applicable, in equal installments on or about May 1, 2013 and 2014, provided that the participant remains employed by the Company on those respective dates, subject, however, to accelerated vesting upon a change in control or termination of service in certain circumstances.
(5)
Relates to a PSU award made April 25, 2011 which has a four year vesting period. The non-vested shares have vested or will vest, as applicable, in equal installments on or about May 1, 2013, 2014 and 2015, provided that the participant remains employed by the Company on those respective dates, subject, however, to accelerated vesting upon a change in control or termination of service in certain circumstances.

(6)	Relates to a PSU award made May 3, 2012 which has a four year vesting period. The non-vested shares have vested or will vest, as applicable, in equal installments on or about May 1, 2013, 2014, 2015 and 2016 provided that the participant remains employed by the Company on those respective dates, subject, however, to accelerated vesting upon a change in control or termination of service in certain circumstances.
(7)	Based on the closing price of TESSCO common stock as reported by NASDAQ on the last trading day of our fiscal year 2013, March 28, 2013 ($21.64).

Option Exercises and Stock Vested for Fiscal Year 2013

            The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers during fiscal year 2013.
	Options Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)		Value Realized on Vesting ($) (1)
Robert B. Barnhill Jr.	--	--	50,563	(2)	1,078,468	(2)
Gerald T. Garland	--	--	23,531	(3)	496,033	(3)
Douglas A. Rein	--	--	23,531	(3)	496,033	(3)
Said Tofighi	--	--	23,531	(3)	496,033	(3)
David M. Young	--	--	54,094	(4)	1,167,808	(4)

(1)	Represents the grant date fair value of the Common Stock award on the date of vesting.
(2)	Represents a grant on August 25, 2006, of 225,000 shares of our Common Stock as a restricted stock award. These shares vest ratably over ten fiscal years, 22,500 shares per year, beginning on the last day of fiscal year 2007 and ending on the last day of fiscal year 2016, subject, however, to the terms applicable to the award, including terms providing for possible acceleration of vesting or forfeiture. Accordingly, 22,500 shares vested on March 31, 2013. The closing market price of our Common Stock as reported by NASDAQ on March 28, 2013 (the last trading day of our fiscal year) was $21.64. Also includes 9,000 shares related to a PSU award made April 24, 2008, 9,375 shares related to a PSU award made April 24, 2009, 3,188 shares related to a PSU award made April 23, 2010 and 6,500 shares related to a PSU award made April 25, 2011. In accordance with the terms of the applicable PSU award, these shares all vested on May 3, 2012, when the closing market price of our Common Stock as reported by NASDAQ was $21.08 per share.
(3)	Includes 7,500 shares related to a PSU award made April 24, 2008, 7,500 shares related to a PSU award made April 24, 2009, 2,531 shares related to a PSU award made April 23, 2010 and 6,000 shares related to a PSU award made April 25, 2011. In accordance with the terms of the applicable PSU award, these shares all vested on May 3, 2012, when the closing market price of our Common Stock as reported by NASDAQ was $21.08 per share.
(4)
Includes 7,500 shares related to a PSU award made April 24, 2008, 7,500 shares related to a PSU award made April 24, 2009, 2,531 shares related to a PSU award made April 23, 2010 and 6,000 shares related to a PSU award made April 25, 2011.  In accordance with the terms of the applicable PSU award, these shares all vested on May 3, 2012, when the closing market price of our Common Stock as reported by NASDAQ was $21.08 per share.  Also includes 7,500 shares related to a PSU award made April 24, 2009, 5,063 shares related to a PSU award made April 23, 2010, and 18,000 shares related to a PSU award made April 11, 2011.  These shares vested on November 27, 2012 upon and on account of the circumstances of Mr. Young’s separation.

Pension Benefits for Fiscal Year 2013

The following table sets forth information on the pension benefits for our named executive officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year ($)
Robert B. Barnhill Jr.	SERP	n/a	$1,058,295 (1)	--
Gerald T. Garland	--	--	--	--
Douglas A. Rein	--	--	--	--
Said Tofighi	--	--	--	--
David M. Young	--	--	--	--

(1)	Pursuant to the terms of his previous and current employment agreement, the Company provides Mr. Barnhill with a supplemental executive retirement plan (SERP), which will provide a $75,000 annual pension benefit payable upon Mr. Barnhill’s retirement or termination of employment for reasons other than cause (as defined in the employment agreement). Mr. Barnhill has already reached the “normal retirement date” as defined in the SERP as age 62. The Company records the present value of accumulated benefits based on Mr. Barnhill’s assumed continued employment for an additional two years as called for in his employment agreement. The present value of the accumulated benefit of the SERP as recorded in the Company’s financial statements is $983,295. The amount in the above table is the present value of accumulated benefit using the assumption that Mr. Barnhill will retire immediately since he has already reached his “normal retirement date”.

Nonqualified Deferred Compensation for Fiscal Year 2013

We do not provide a nonqualified deferred compensation plan to our named executive officers.

Employment Agreements/Payments upon Termination or Change in Control

            The information contained in this section details the estimated incremental value transfer that a currently employed Named Executive Officer (NEO) would receive in various scenarios relating to a termination of employment.  All payments that would be made to any current NEO assumes that the triggering event occurred as of  March 31, 2013, the last day of our fiscal year 2013, and the value of stock transactions have been calculated using a price of $21.64, the closing price of our stock as reported by NASDAQ on the last trading day of our fiscal year, March 28, 2013.  The actual amounts that would be paid to any current NEO can only be determined at the time and based upon the circumstances of an actual termination of employment and would vary from those listed below.  Except for the general discussion below with regard to Mr. Barnhill’s employment agreement, this section does not address compensation that is unaffected by these events.

Effective November 27, 2012, the employment of the Company's then Chief Financial Officer,  David M. Young, terminated.  Pursuant to the Severance and Restrictive Covenant Agreement dated February 9, 2009 between Mr. Young and the Company, Mr. Young then became entitled to receive 1.65 times his current base salary, or $499,125, which was paid in a lump sum in December 2012.  In addition, 30,563 shares of common stock underlying PSUs previously earned, and having an aggregate value of $671,775 at the time, were issued to him as of November 27, 2012, and he was paid $102,424 as ValueShare.  Mr. Young and the Company entered into a Mutual General Release, effective December 25, 2012, providing for or confirming the terms of his separation, and including a mutual release and an agreement by Mr. Young not to compete with the Company, or solicit certain Company employees, for a one year period.

Mr. Barnhill:

Mr. Barnhill’s employment is governed by an Employment Agreement effective as of March 27, 2006, as amended on December 31, 2008 and May 7, 2010.  PSU awards and restricted stock grants are also governed by the 1994 Plan and the applicable award or grant agreement.  The SERP is also governed by the corresponding plan document.

Pursuant to the terms of the Employment Agreement, Mr. Barnhill continues to be employed as President, Chief Executive Officer and Chairman of the Board of Directors through fiscal year 2014; and has agreed then to continue to be employed as Executive Chairman, commencing with fiscal year 2015 and continuing through fiscal year 2016. The overall objective of the Compensation Committee in formulating this arrangement was to provide for an extended employment term to better assure Mr. Barnhill’s active long-range participation in the pursuit of ongoing Company initiatives, in the development and execution of new initiatives, and in the formulation and implementation of a leadership succession and transition plan. As Executive Chairman beginning in fiscal year 2015, under the terms of his Employment Agreement, Mr. Barnhill will initially be responsible for leadership transition, and while working on a reduced schedule, is expected to serve as a Senior Advisor to a new Chief Executive Officer and to the Board, using his experience and role as founder and past Chief Executive Officer, to help guide continued growth and development. The Employment Agreement further anticipates that, subject to his being eligible and qualified to serve, and to his being re-elected from time to time during the ten fiscal year period covered thereby, Mr. Barnhill will remain as a member of the Board of Directors, initially as Chairman and subsequently as Executive Chairman. In connection with and at the time of initial execution of the Employment Agreement, and in order to further incentivize Mr. Barnhill over the long-term, Mr. Barnhill was granted a Restricted Stock Award for 225,000 shares of common stock under our 1994 Plan.

In August 2006, pursuant to the Employment Agreement, Mr. Barnhill’s base annual salary was increased to $600,000. The employment agreement further provides for the continuation of that base annual salary, at a minimum, for the initial eight fiscal years of its term, and for the subsequent two fiscal years, the employment agreement establishes Mr. Barnhill’s base annual salary at a minimum of $200,000. During the entire term, he remains eligible for salary increases as determined by the Compensation Committee, and for additional cash bonuses and equity awards in accordance with the Company’s incentive compensation program. Mr. Barnhill’s annual cash bonus target will be not less than 100% of his annual base salary, as applicable during the term of the employment agreement.  As noted above, Mr. Barnhill’s annual base salary was increased by 10% in fiscal year 2013 and is now $660,000.

The Compensation Committee believes that, as the founder and chief visionary of the Company, Mr. Barnhill’s situation is different than that of the other executives, and determined to provide for, among other things, material benefits to him and/or his estate in the event of a termination without cause, or his death or his disability prior to a change in control, or in the event of a termination for any reason following a change in control, as well as acceleration of equity awards upon the occurrence of a change in control. This, the Compensation Committee believes, is consistent with his stature, but more importantly will allow him to focus on his duties at hand and provide him security should his employment be terminated through no fault of his own. In addition, in establishing his employment agreement, it was the intention of the Committee that Mr. Barnhill not be forced to remain as an employee of the Company following a change in control and to obtain protection for the Company in the nature of an agreement on the part of Mr. Barnhill not to compete with the Company for a period of time following termination of his employment.

The Committee also recognized the value to Mr. Barnhill of remaining in a position of substantial authority and that, upon a change in control, Mr. Barnhill, as currently the largest shareholder of the Company, would likely receive a significant benefit through his stock ownership. Because of Mr. Barnhill’s significant equity stake, there was little concern that the prospect of change in control payments would influence his actions in a change in control situation. Accordingly, the agreement provides for payment upon termination of his employment for whatever or no reason following a change in control (sometimes referred to as a “single trigger”). The agreement does, however, generally provide for a lower multiple of base salary and incentive compensation for termination following a change in control (one time) as compared to prior (three times), but in the case of termination following a change in control the Company also agreed to pay an amount to compensate for any additional tax liabilities incurred by him as a result of payments deemed in connection with a change in control.

The following details the benefits and timing of payouts associated with each termination of employment noted below:

Resignation without good reason, termination by the Company for cause or retirement.

•	Mr. Barnhill would be entitled to begin receiving payouts under his Supplemental Employment Retirement Plan (SERP), which has a present value of $1,058,295, as he had already reached normal retirement age of 62.

•	Mr. Barnhill would not be entitled to receive any shares under outstanding PSUs, including earned but non-vested shares, or the non-vested portion of his restricted stock grant of 225,000 shares of Common Stock (67,500 shares as of March 31, 2013).

Termination by the Company not for cause or resignation for good reason.

•	Continuation of his base salary at the rate in effect on the termination date (currently $660,000) for a period of three years.

•	An amount equal to the Target Bonus (as defined in the Employment Agreement) established for the fiscal year in which the termination date occurs (equal to 100% base salary, or $660,000), but in no event less than the greater of the Target Bonus for the previous fiscal year (in 2013, $600,000) and the actual bonus paid or payable for the previous fiscal year (in 2013, $976,988), pro-rated for the number of days from the beginning of the fiscal year to the termination date, payable in one lump sum within one month after the termination date.

•	An annual payment in lieu of incentive compensation in an amount equal to the Target Bonus established for the fiscal year in which the termination date occurs (equal to 100% base salary, or $660,000), but in no event less than the greater of the Target Bonus for the previous fiscal year and the actual bonus paid or payable for the previous fiscal year, payable on the first, second and third anniversary of termination.

•	Full vesting of all shares earned, but not otherwise vested under PSU awards (46,487 shares, inclusive of PSUs earned on the basis of fiscal year 2013 performance), having a current value of $1,005,978.

•	Full vesting of the non-vested portion of a restricted stock grant of 225,000 shares of Common Stock received in fiscal year 2007 (67,500 shares at March 31, 2013), having a current value of $1,460,700.

•	Mr. Barnhill would be entitled to begin received payouts under his Supplemental Employment Retirement Plan (SERP) as he has already reached normal retirement age of 62, which has a present value of $1,058,295.

•	All benefits, including the annual payments for insurance as discussed in the “Summary Compensation Table” above, for a period of three years (or a cash equivalent amount).

Termination due to Mr. Barnhill’s death or disability.

•	An amount equal to the Target Bonus established for the fiscal year in which the termination date occurs (equal to 100% base salary, or $660,000), but in no event less than the Target Bonus for the previous fiscal year and the actual bonus paid or payable for the previous fiscal year, pro-rated for the number of days from the beginning of the fiscal year to the termination date, payable in a lump sum within one month after the termination date.

•	The greater of (A) $1,200,000 and (B) three times the sum of the following amounts: (i) Mr. Barnhill’s annual base salary in effect on the termination date (currently $660,000), plus (ii) the Target Bonus for the fiscal year in which the termination date occurs, but in no event less than the Target Bonus for the previous fiscal year and the actual bonus paid or payable for the previous fiscal year, payable in equal monthly installments over a three year period, or in the case of death, in a lump sum payment within one month after the termination date.

•	Full vesting of all earned but not vested shares under PSU awards (46,427 shares, inclusive of PSUs earned on the basis of fiscal year 2013 performance), having a current value of $1,005,978.

•	Full vesting of the non-vested portion of Mr. Barnhill’s restricted stock grant of 225,000 shares of Common Stock received in fiscal year 2007 (67,500 shares at March 31, 2013), having a current value of $1,460,700.

•	Mr. Barnhill would be entitled to begin receiving payouts under his Supplemental Employment Retirement Plan (SERP), which has a present value of $1,058,295, as he has already reached normal retirement age of 62. In the event of Mr. Barnhill’s death, payments would be made to his spouse.

•	In the case of disability, disability benefits under a supplemental disability policy cover Mr. Barnhill for two years at an amount equal to his current base salary plus the average of the previous two years variable income.

•	In the case of disability, all benefits, including the annual payments for insurance as discussed in the “Summary Compensation Table” above, for a period of three years (or a cash equivalent amount).

•	In the case of death, a cash payment equal to the value of the benefits that would have been afforded to Mr. Barnhill for the period of three years following, together with the total amount of the annual payments for insurance that would have been payable as discussed in the “Summary Compensation Table” above for a period of three years, payable in a lump sum payment within one month.

A change in control without regard to continued employment.

•	Full vesting of all earned but not vested shares under PSU awards (46,427 shares, inclusive of PSUs earned on the basis of fiscal year 2013 performance), having a current value of $1,005,978.

•	PSUs related to the current year would become earned as though earnings per share equal the target earnings per share as specified in applicable PSU agreement, and the individual performance factor is assumed to be 100%. These PSUs would vest immediately. Mr. Barnhill was granted 14,500 PSUs on May 3, 2012. Based on fiscal year 2013 results, Mr. Barnhill earned 11,238 PSUs (and are already included as part of the 46,427 shares noted in the previous paragraph). Therefore, as a result of a change in control without regard to continued employment, Mr. Barnhill would have earned an additional 3,262 shares having a current value of $70,590.

•	Full vesting of the non-vested portion of Mr. Barnhill’s restricted stock grant of 225,000 shares of Common Stock received in fiscal year 2013 (67,500 shares at March 31, 2013), having a current value of $1,460,700.

Following a change in control that results in termination of employment by either party for any or no reason.

•	His current base salary ($660,000) for the balance of the fiscal year in which the termination occurs (for purposes of this section, because the termination occurs on the last day of the fiscal year, there are no incremental amounts due for this provision).

•	An amount equal to the Target Bonus established for the fiscal year in which the termination date occurs (equal to 100% base salary, or $660,000), but in no event less than the Target Bonus for the previous fiscal year and the actual bonus paid or payable for the previous fiscal year, pro-rated for the number of days from the beginning of the fiscal year to the termination date.

•	The greater of (A) $1,200,000 and (B) three times the sum of the following amounts: (i) Mr. Barnhill’s annual base salary in effect on the termination date (currently $660,000), plus (ii) the Target Bonus for the fiscal year in which the termination date occurs (currently $660,000), but in no event less than the greater of the Target Bonus for the previous fiscal year and the actual bonus paid or payable for the previous fiscal year.

•	Mr. Barnhill would be entitled to begin to receive payouts under his Supplemental Employment Retirement Plan (SERP), which has a present value of $1,058,295, as he has already reached normal retirement age of 62.

•	A cash payment equivalent to the value of benefits that would have been afforded to Mr. Barnhill for the period of one year following the termination date, together with the annual payments for insurance that would have been payable, as discussed in the “Summary Compensation Table” above.

•	If any of the above payments or vesting of equity awards cause the imposition of a tax on Mr. Barnhill under section 4999(a) of the Internal Revenue Code, an amount as is necessary so that the total amount received after payment of any taxes on such total amount will not be less than the net after tax amount Mr. Barnhill would have received had such tax not been imposed. Based on the facts of this scenario, including income from the five prior years, there would be no amount due based on this scenario.

In order for Mr. Barnhill to receive the benefits discussed above related to a termination due to disability, a termination by the Company without cause, a resignation for good reason, or for any or no reason following a change in control, Mr. Barnhill is required to sign and deliver a release to the Company releasing the Company and its subsidiaries from all claims.  Mr. Barnhill would also be restricted from competing against the Company and soliciting certain Company employees for one year after the termination date or, in the case of termination on account of disability, for a period of three years after the termination date.

Messrs. Garland, Rein and Tofighi

The termination or separation of the employment of each of Messrs. Garland, Rein and Tofighi is governed in part by a Severance and Restrictive Covenant Agreement, dated as of February 2, 2009, each with identical terms. The following details the benefits and timing of payouts associated with each termination of employment noted in those agreement and under the applicable PSU awards and other arrangements currently in place:
Termination by the Company without cause or resignation of the NEO for good reason.

•	A severance payment of 1.65 times the NEOs annual base salary paid in twelve consecutive equal monthly installments. For Mr. Garland, this totals $544,500. For Messrs. Rein and Tofighi, this totals $499,125.

•	If the NEO elects continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the NEO would pay the then-current portion of the cost of such coverage that would be payable by the Company’s similarly situated active employees and the Company shall pay the balance of coverage for approximately 1 year.

•	Full vesting of all shares earned, but not otherwise vested under PSU awards (41,026 shares for each NEO, inclusive of PSUs earned on the basis of fiscal year 2013 performance), having a value of $887,802 for each.

Termination due to the NEO’s death or disability.

•	Full vesting of all shares earned, but not otherwise vested under PSU awards (41,026 shares for each NEO, inclusive of PSUs earned on the basis of fiscal year 2013 performance), having a value of $887,802 for each.

•	In the event of the NEO’s death, the NEO’s designated beneficiary will receive $500,000 in life insurance benefits.

•	Disability benefits under a supplemental disability policy cover each NEO until they reach age 65 at an amount equal to their current base salary plus the average of the previous 2 years variable income.

Termination due to a change of control.

•	A severance payment of 1.65 times the NEOs annual base salary paid in twelve consecutive equal monthly installments. For Mr. Garland, this totals $544,500. For Messrs. Rein and Tofighi, this totals $499,125.

•	If the NEO elects continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the NEO would pay the then-current portion of the cost of such coverage that would be payable by the Company’s similarly situated active employees and the Company shall pay the balance of coverage for approximately one year.

•	Full vesting of all shares earned, but not otherwise vested under PSU awards (41,026 shares for each NEO, inclusive of PSUs earned on the basis of fiscal year 2013 performance), having a value of $887,802 for each.

•	PSUs related to the current year would become earned as though earnings per share equal the target earnings per share as specified in applicable PSU agreement, and the NEO’s individual performance factor is assumed to be 100%. These PSUs would vest immediately. Messrs. Garland, Rein and Tofighi were granted 13,500 PSUs on May 3, 2012. Based on fiscal year 2013 results, Messrs. Garland, Rein and Tofighi earned 10,463 PSUs (and are already included as part of the 41,026 shares noted in the previous paragraph). Therefore, as a result of a change in control without regard to continued employment, Messrs. Garland, Rein and Tofighi would have earned an additional 3,037 shares having a current value of $65,721.

A change in control not resulting in termination of the NEO or the NEO’s resignation for good reason.

•
Full vesting of all shares earned, but not otherwise vested under PSU awards (41,026 shares for each NEO, inclusive of PSUs earned on the basis of fiscal year 2013 performance), having a value of $887,802 for each.

•
PSUs related to the current year would become earned as though earnings per share equal the target earnings per share as specified in applicable PSU agreement, and the NEO’s individual performance factor is assumed to be 100%.  These PSUs would vest immediately.  Messrs. Garland, Rein and Tofighi were granted 13,500 PSUs on May 3, 2012.  Based on fiscal year 2013 results, Messrs. Garland, Rein and Tofighi earned 10,463 PSUs (and are already included as part of the 41,026 shares noted in the previous paragraph).  Therefore, as a result of a change in control without regard to continued employment, Messrs. Garland, Rein and Tofighi would have earned an additional 3,037 shares having a current value of $65,721.

Resignation without good reason, termination by the Company for cause or retirement.

•	The NEO would not be entitled to any incremental value transfer. Additionally, the NEO would also not be entitled to receive any shares under outstanding PSUs, including earned but non-vested shares.

Except with regard to the outstanding PSU awards, in order for the NEO to receive the benefits discussed above related to a termination by the Company without cause or a resignation by the NEO for good reason and to a termination due to a change in control or a resignation for good reason following a change in control, the NEO is required to sign and deliver a release to the Company releasing the Company from all claims.  The NEO would also be restricted from competing against the Company and from soliciting certain Company employees for approximately one year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of directors who are “independent” within the meaning of the United States Securities and Exchange Commission rules and NASDAQ Rule 4200(a)(15). The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our Website (www.tessco.com) under the heading “Investors.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing the Company’s financial statements, internal control over financial reporting and disclosure and audit matters. The Audit Committee also monitors the activities and performance of the Company’s external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young LLP. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval, related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee. See “Principal Accountant Fees and Services” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2013 and 2012.

The Audit Committee meets each quarter with Ernst & Young LLP and management to review the Company’s interim financial results before the publication of our quarterly earnings press releases. The Audit Committee also meets at other times throughout the year as needed. During fiscal year 2013, the Audit Committee met five times. Management’s and the independent registered public accounting firm’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent firm. In addition, the Audit Committee generally oversees internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Company team members, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed the fiscal year ended March 31, 2013 consolidated financial statements with management and Ernst & Young LLP, as the Company’s independent registered public accounting firm for that period. Management represented to the Committee that these consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and Ernst & Young LLP, as the Company’s independent registered public accounting firm, represented that its presentations included the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the PCAOB in Rule 3200T.

The Company’s independent registered public accounting firm for fiscal year ended March 31, 2013, Ernst & Young LLP, also provided the Committee with the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence” and the Committee discussed with the independent registered public accounting firm that firm’s independence.

Following the Committee’s discussions with management and the independent auditor, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10‑K for the fiscal year ended March 31, 2013.

Respectfully,

Morton F. Zifferer, Jr. (Chair)
Benn R. Konsynski, Ph.D.
Jay G. Baitler

As of June 14, 2013

OTHER INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS

Compensation Committee Interlocks and Insider Participation

There are no “interlocks” (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Compensation Committee of the Board of Directors, which is currently comprised of Messrs. Beletic, Baitler, Shaughnessy and Zifferer, and the Compensation Committee consists entirely of independent, non-employee directors who have never been employees of the Company.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our team members, including all of our officers and directors, and particularly our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions. This code is available on our Website (www.tessco.com) under the heading “Investors.” We will promptly disclose on our Website any amendments to, and waivers from, our code of business conduct and ethics, if and when required.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers on the basis of information obtained from them and from the Company’s records. Based on information available to us during fiscal year 2013, we believe that all applicable Section 16(a) filing requirements were met, with the exception of one late Form 4 filing for Mr. Tofighi.

Certain Relationships and Related Transactions

Our Compensation Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions. While the Company currently does not have a written policy regarding related party transactions, the Company and the Compensation Committee look to the rules of NASDAQ and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Detailed questions are posed annually to the executive officers of the Company and to all members of the Board which require disclosure of any relationship or transaction that may be a related person transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed for the determination made by the Board annually that certain members of the Board are independent.

We utilized the architecture firm, Hord Coplan Macht, during fiscal year 2013 to redesign our leased office space.  Mr. Barnhill’s son, Timothy Barnhill, is a partner in the firm.  Fees paid to Hord Coplan Macht during fiscal year 2013 were $64,372.

We buy an immaterial amount of office supplies in the ordinary course of business from Staples, Inc., a company that employed Mr. Baitler for a portion of fiscal year 2013.

We did not pay any material underwriting discounts or commissions to a related person serving as a principal underwriter.

Shareholder Proposals for the 2014 Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2014 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary, at the address set forth on the first page of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received.  We must receive all submissions no later than the close of business on February 14, 2014, unless the date of our annual meeting in 2014 is changed by more than thirty days from the date of our 2013 Annual Meeting.
In addition, under our By-laws, any stockholder who intends to nominate a candidate for election to our Board, or to propose business, at an annual meeting must give notice to our Corporate Secretary, at the address set forth on the first page of this proxy statement, no less than 120 days prior to the anniversary of the date of the mailing of the prior year proxy statement (or 90 days in the case of a stockholder notice of business to be brought before the meeting but not sought to be included in the Company's proxy statement) unless the date of the meeting is changed by more than thirty (30) days from the date of the prior year's annual meeting, in which case, to be timely, notice must be delivered no less than ninety (90) days prior to the newly announced date that the Company will mail its proxy statement. Our by-laws also specify information regarding the business to be brought before the meeting and the shareholder proposing such business, and information regarding the nominee, that must be provided in or together with the notice in order for it to be considered properly given. Accordingly, if a shareholder intends to nominate a director for election at the 2014 Annual Meeting, or if a shareholder desires to bring business before the 2014 Annual Meeting which is also to be included in our proxy statement for that meeting, notice from the shareholder so providing must be received by the Corporate Secretary at the address set forth on the first page of this Proxy Statement by no later than February 14, 2014, unless the date of the meeting is changed by more than thirty (30) days from the date of the 2013 Annual Meeting. We will not entertain any nominations or business at an Annual Meeting that do not meet the requirements set forth in our By-laws. We also reserve the right to omit from our proxy statement any shareholder proposal or business that we are not required to include under the Securities Exchange Act of 1934, including Rule 14a-8, or otherwise.  If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such matter or nomination.
Available Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549, or by calling the Securities and Exchange Commission’s at 1-800-SEC-0330, or by way of the Securities and Exchange Commission’s Internet address, (www.sec.gov).

The Company will provide without charge to each shareholder, upon the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year ended March 31, 2013. Written requests for a copy of the Company’s Annual Report on Form 10-K should be directed to Aric M. Spitulnik, Corporate Secretary, 11126 McCormick Road, Hunt Valley, Maryland 21031.

By Order of the Board of Directors,

Aric M. Spitulnik
Corporate Secretary
June 14, 2013